Archer Daniels Midland Company 4666 Faries Parkway Decatur, Il 62526

                                      News Release

FOR IMMEDIATE RELEASE	January 28, 2005

ARCHER DANIELS MIDLAND REPORTS SECOND QUARTER RESULTS

Decatur, IL — January 28, 2005 — Archer Daniels Midland (NYSE: ADM)

►	Net earnings for the quarter ended December 31, 2004 increased 42% to $ 314 million - $ .48 per share from $ 221 million - $ .34 per share last year.
w	Net earnings for the quarter ended December 31, 2004 includes a gain of $ 45 million, $ .07 per share, representing the Company’s equity share of the gain reported by its unconsolidated affiliate, Compagnie Industrielle et Financiere des Produits Amylces SA (“CIP”), upon the sale of its interest in Tate & Lyle.
►	Second quarter segment operating profit decreased 2% to $ 485 million from $ 495 million last year.
w	Oilseeds Processing earnings decreased as improved processing margins in Europe and Asia were offset by a reduction in North and South American operating results.
w	Corn Processing earnings decreased due principally to higher net corn and energy costs compared to last year. While still higher than a year ago, net corn costs in fiscal 2005 continue to decline from the peak reached in the fourth quarter of fiscal 2004.
w	Agricultural Services earnings declined as improved North American origination and transportation results were offset by a decline from the prior year’s strong global grain merchandising results.
w	Other segment operating earnings increased primarily from improved Financial earnings.

► Financial Highlights
(Amounts in thousands, except per share data and percentages)

	THREE MONTHS ENDED			THREE MONTHS ENDED
	12/31/04	12/31/03	% CHANGE	12/31/04	12/31/03	% CHANGE
Net sales and other operating income	$9,063,526	$9,188,504	-1%	$18,035,937	$17,156,406	5%
Segment operating profit	$484,685	$495,111	-2%	$823,357	$791,686	4%
Net earnings	$313,509	$220,821	42%	$579,806	$371,002	56%
Earnings per share	$0.48	$0.34	41%	$0.89	$0.57	56%
Average number of shares outstanding	654,985	646,845	1%	653,652	645,992	1%

“ADM closed the first half of fiscal year 2005 with record quarterly earnings.  The results for the quarter were generated with balanced contributions from our diverse operating segments.  Management continues to adapt its strategies to meet the demands of a dynamic agribusiness environment.”

G. Allen Andreas, Chairman and Chief Executive

Archer Daniels Midland

Discussion of Operations
Net earnings for the quarter ended December 31, 2004 were $ 314 million, or $ .48 per share, compared to $ 221 million, or $ .34 per share, last year. Net earnings for the six months ended December 31, 2004 were $ 580 million, or $ .89 per share, compared to $ 371 million, or $ .57 per share, last year. This year’s results for the quarter and six months ended December 31, 2004 include an after-tax gain of $ 45 million, or $ .07 per share, representing the Company’s equity share of the gain reported by its unconsolidated affiliate, CIP, upon the sale of its interest in Tate & Lyle. Last year’s results for the quarter and six months included an asset abandonment charge of $ 29 million ($ 18 million after tax, equal to $ .03 per share).

Segment Operating profit declined $ 10 million to $ 485 million for the quarter but increased $ 32 million to $ 823 million for the six months.

Oilseed Processing operating profit for the quarter of $ 119 million declined slightly from $ 121 million last year as improved operating results in Europe and Asia were offset by decreased operating results in our North and South American operations. For the six months, Oilseed Processing operating profit increased to $ 210 million from $ 189 million last year as improved European operating results were partially offset by a decline in North American, South American and Asian operating earnings.

Corn Processing operating profit declined $ 40 million to $ 132 million for the quarter and declined $ 44 million to $ 235 million for the six months due principally to higher net corn and energy costs as compared to last year. However, as net corn costs in fiscal 2005 continue to decline, second quarter Corn Processing operating profits increased 28% over first quarter levels. Sweetener and Starches earnings declined $ 31 million to $ 45 million for the quarter and declined $65 million to $ 100 million for the six months due principally to higher net corn and energy costs. For the quarter, Bioproducts operating profits declined $ 9 million to $ 87 million as the effect of higher net corn and energy costs, lower ethanol sales volumes and lower lysine selling prices more than offset the positive impact of higher ethanol selling prices. For the six months, Bioproducts operating profits increased $ 21 million to $ 135 million due principally to higher ethanol selling prices.

Agricultural Services operating profit decreased $ 18 million to $ 88 million for the quarter and decreased $ 10 million to $ 139 million for the six months as improvements in North American origination and transportation operating results were more than offset by a decline from the prior year’s strong global grain merchandising results.

Other segment operating profit increased to $ 146 million from $ 96 million for the quarter and increased to $ 239 million from $ 174 million for the six months due principally to improved Financial operating results. Food and Feed Ingredient earnings of $ 71 million for the quarter were comparable to last year. Earnings of Food and Feed Ingredients increased to $ 160 million for the six months due principally to improved operating results of our Cocoa operations and improved earnings of GRUMA. Financial operations increased to $ 75 million for the quarter and $ 79 million for the six months primarily due to improved results of our private equity fund investments and captive insurance operations.

Corporate improved by $ 145 million for the quarter and $ 271 million for the six months primarily due to the Company’s $45 million equity share of the gain reported by CIP upon the sale of its Tate & Lyle interest in this year’s second quarter and the positive impact of $ 72 million for the quarter and $ 196 million for the six months from the effect of declining commodity prices on LIFO inventory valuations. In addition, last year’s quarter and six months included an abandonment charge of $ 14 million.

Archer Daniels Midland

Conference Call Information
Archer Daniels Midland will host a conference call and audio Web cast at 10:00 a.m. Central Standard Time on Friday, January 28, 2005 to discuss financial results and provide a Company update. To listen by phone, dial 888-639-3004 or 706-679-8315, no access code is required. Digital replay of the call will be available for10 days beginning on January 28, 2005 approximately 2 hours after the call and ending on February 6, 2005 at 10:59 p.m. CST. To access this replay, dial 800-642-1687 or 706-645-9291 and enter access code: 3063288. To listen to a live broadcast via the Internet go to: http://www.admworld.com/webcast/. A replay of the Web cast will be available for 10 days on the ADM World Web site.

Archer Daniels Midland Company (ADM) is a world leader in agricultural processing. ADM is one of the world's largest processors of soybeans, corn, wheat and cocoa. ADM is also a leader in the production of soy meal and oil, ethanol, corn sweeteners and flour. In addition, ADM produces value-added food and feed ingredients. Headquartered in Decatur, Illinois, ADM has over 26,000 employees, more than 250 processing plants and net sales for the fiscal year ended June 30, 2004 of $36.2 billion. Additional information can be found on ADM's Web site at http://www.admworld.com.

###

Contacts:
Brian Peterson	Dwight Grimestad
Senior Vice President - Corporate Affairs	Vice President - Investor Relations
217/424-5413	217/424-4586

(Financial Tables Follow)

January 28, 2005

 ARCHER DANIELS MIDLAND COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	Three months ended		Six months ended
	December 31,		December 31,
	2004	2003	2004	2003
	(in thousands, except per share amounts)

Net sales and other operating income	$9,063,526	$9,188,504	$18,035,937	$17,156,406
Cost of products sold	8,394,818	8,584,210	16,703,797	16,098,358
Gross profit	668,708	604,294	1,332,140	1,058,048
Selling, general and administrative expenses	269,741	265,641	521,250	497,437
Other (income) expense - net	(55,395)	18,624	(29,409)	22,928
Earnings before income taxes	454,362	320,029	840,299	537,683
Income taxes	140,853	99,208	260,493	166,681
Net earnings	$313,509	$220,821	$579,806	$371,002
Basic and diluted earnings per common share	$0.48	$0.34	$0.89	$0.57
Average number of shares outstanding	654,985	646,845	653,652	645,992

Other (income) expense - net consists of:
Interest expense	$82,561	$89,949	$161,610	$172,993
Investment income	(24,621)	(25,448)	(55,456)	(53,749)
Net (gain) loss on marketable securities transactions	566	72	559	(1,020)
Equity in (earnings) losses of unconsolidated affiliates	(115,905)	(53,355)	(136,798)	(96,649)
Other - net	2,004	7,406	676	1,353
	$(55,395)	$18,624	$(29,409)	$22,928

Operating profit by segment is as follows:
Oilseeds Processing	$118,782	$120,883	$210,055	$188,713
Corn Processing
Sweeteners and Starches	44,758	75,812	99,638	164,672
Bioproducts	87,250	96,295	135,443	114,732
Total Corn Processing	132,008	172,107	235,081	279,404
Agricultural Services ²	87,863	106,335	139,135	149,184
Other
Food and Feed Ingredients ²	70,808	72,569	160,047	132,567
Financial	75,224	23,217	79,039	41,818
Total Other ²	146,032	95,786	239,086	174,385
Total segment operating profit	484,685	495,111	823,357	791,686
Corporate ¹ ² ³	(30,323)	(175,082)	16,942	(254,003)
Earnings before income taxes	$454,362	$320,029	$840,299	$537,683

¹	Fiscal 2005 second quarter and six months results include a $ 45 million gain representing the Company’s equity share of the gain reported by its unconsolidated affiliate, CIP, upon the sale of its interest in Tate & Lyle.
²	Fiscal 2004 second quarter and six months results include a charge for the abandonment and write down of long-lived assets of: Agricultural Services ($ 5 million), Other ($ 10 million), and Corporate ($ 14 million).
³
Includes LIFO income of $ 19 million for the quarter and $ 135 million for the six months ended December 31, 2004. Includes LIFO charge of $ 53 million for the quarter and $ 61 million for the six months ended December 31, 2003.

January 28, 2005

ARCHER DANIELS MIDLAND COMPANY
SUMMARY OF FINANCIAL CONDITION
(unaudited)

	December 31, 2004	June 30, 2004
	(in thousands)
NET INVESTMENT IN
Working capital	$5,102,225	$5,520,066
Property, plant and equipment	5,272,295	5,254,738
Investments in and advances to affiliates	1,981,633	1,832,619
Long-term marketable securities	1,237,549	1,161,388
Other non-current assets	799,753	781,080
	$14,393,455	$14,549,891
FINANCED BY
Short-term debt	$732,678	$1,770,512
Long-term debt, including current maturites	3,774,597	3,900,670
Deferred liabilities	1,355,484	1,180,493
Shareholders' equity	8,530,696	7,698,216
	$14,393,455	$14,549,891

SUMMARY OF CASH FLOWS
(unaudited)	Six Months Ended
	December 31,
	2004	2003
	(in thousands)
Operating activities
Net earnings	$579,806	$371,002
Depreciation	337,086	340,878
Asset abandonments	1,896	29,268
Other - net	82,737	(24,806)
Changes in operating assets and liabilities	341,357	(1,192,448)
Total Operating Activities	1,342,882	(476,106)
Investing Activities
Purchases of property, plant and equipment	(284,286)	(250,697)
Net assets of businesses acquired	(6,797)	(53,616)
Other investing activities	41,440	(169,776)
Total Investing Activities	(249,643)	(474,089)
Financing Activities
Long-term borrowings	8,547	2,646
Long-term debt payments	(155,988)	(20,504)
Net borrowings (payments) under lines of credit	(1,070,423)	811,612
Purchases of treasury stock	(45)	(3,980)
Cash dividends	(98,175)	(77,799)
Proceeds from exercises of stock options	16,957	10,386
Total Financing Activities	(1,299,127)	722,361
Decrease in cash and cash equivalents	(205,888)	(227,834)
Cash and cash equivalents beginning of period	540,207	764,959
Cash and cash equivalents end of period	$334,319	$537,125